FOR IMMEDIATE RELEASE

Media Inquiries:
Renée Smyth
Chief Experience and Marketing Officer
(207) 518-5607
rsmyth@CamdenNational.bank

Camden National Corp. Announces Successful Merger with Northway Financial

Appoints Larry Haynes to Board of Directors

Camden, ME, January 2, 2025 – Camden National Corporation (“Camden National”) (NASDAQ: CAC), the bank holding company for Camden National Bank, today announced the closing of its merger with Northway Financial, Inc. (“Northway”) (OTCQB: NWYF), the parent company of Northway Bank. The all-stock transaction was originally announced on September 10, 2024. The combined institution has total assets of approximately $7.0 billion and 73 branches in Maine and New Hampshire.

“We are excited to have successfully completed Camden National’s merger with Northway and, in doing so, to strategically bolster our New Hampshire presence, creating a premier publicly-traded, northern New England bank,” said Simon Griffiths, president and chief executive officer of Camden National. “We remain committed to executing our long-term strategy of deepening customer relationships through advice-based conversations and exceptional customer service.”

The conversion of Northway’s banking products and services to Camden National systems is expected to occur in mid-March.

Griffiths continued, “We thank the extraordinary employees from both companies for helping to make this transaction possible and extend a warm welcome to our new team members, customers, and shareholders.”

At the effective time of the merger, each outstanding share of Northway common stock was converted into the right to receive 0.83 shares of Camden National common stock, with cash to be paid in lieu of fractional shares. Camden National issued approximately 2.3 million shares of its common stock as merger consideration.

Also today, in connection with, and effective upon, completion of the merger, Camden National announced the appointment of Larry K. Haynes to Camden National’s Board of Directors. Mr. Haynes has also been appointed to the board’s Audit Committee and to Camden National Bank’s Board of Directors and its Trust Committee. Mr. Haynes previously served as a member of Northway’s Board of Directors until the completion of the merger.

“We are extremely pleased to welcome Larry as a new independent director to our board,” said Larry Sterrs, chair of Camden National’s Board of Directors. “Larry is a thoughtful and highly esteemed leader, possessing an in-depth knowledge of New Hampshire’s growing market with a strong commitment to serving our shareholders, customers, team members, and local communities.”

As president and chief executive officer of the Grappone Automotive Group headquartered in Bow, New Hampshire, Mr. Haynes oversees the daily operation of the five retail auto stores and 380 team members. Mr. Haynes is also responsible for various dealership and non-dealership real estate holdings. Mr. Haynes joined Grappone Automotive in 1997 as its Chief Financial Officer. Mr. Haynes’ previous employment includes serving as Chief Financial Officer of MEG Asset Management, Inc. and Vice President and Controller of Hilco, Inc., a Bank of Ireland subsidiary that acquired First NH Banks Inc. Mr. Haynes began his public accounting career as an auditor for a firm which is now Deloitte.

Mr. Haynes is a Certified Public Accountant and Certified Financial Planner® and a graduate of Leadership New Hampshire. He earned his master’s degree in business administration from Southern New Hampshire University and his Bachelor of Science degree in accounting, with an economics minor, from Plymouth State University.

About Camden National Corporation

Camden National Corporation (NASDAQ: CAC) is Northern New England's largest publicly traded bank holding company, with approximately $7.0 billion in assets. Founded in 1875, Camden National Bank has 73 branches in Maine and New Hampshire, is a full-service community bank offering the latest digital banking, complemented by award-winning, personalized service. Additional information is available at CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.

Forward Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections, and other statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; inflation; ongoing competition in labor markets and employee turnover; deterioration in the value of Camden National's investment securities; changes in consumer spending and savings habits; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud, pandemics and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions which could affect Camden National's ability to attract and retain depositors, and could affect the ability of financial services providers, including the Company, to borrow or raise capital; actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions; changes to regulatory capital requirements in response to recent developments affecting the banking sector; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National's Annual Report on Form 10-K for the year ended December 31, 2023, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements regarding the potential effects of the war in Ukraine, conflict in the Middle East and other notable and global current events on the Company's business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possible materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the Company's control. Camden National does not have any obligation to update forward-looking statements.